Exhibit 99.10(B)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-89797 of the portfolios of United Investors Advantage Gold Variable Account on Form N-4 of our report dated April 29, 2004 relating to the financial statements of United Investors Life Insurance Company, and our report dated April 29, 2004 relating to the financial statements of United Investors Advantage Gold Variable Account, both contained in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the heading of “Experts” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dallas, Texas

April 30, 2004